Exhibit (e)(iii)

FORM OF SECOND AMENDMENT TO DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, is made as of ______ ___, 2013, by and between FMI Common Stock Fund, Inc., and FMI Funds, Inc. (collectively,  “Funds”)  and Rafferty Capital Markets, LLC (“RCM”).

WHEREAS, the Funds and RCM heretofore entered into an agreement dated September 1, 2010, as amended to date (“Agreement”), with regard to FMI Common Stock Fund, Inc., FMI Funds, Inc. and FMI Mutual Funds, Inc. retaining RCM as principal underwriter in connection with the offering and sale of the Shares of each series listed on Schedule A of the Agreement;

WHEREAS, Section 13 of the Agreement provides that provisions of the Agreement may be amended with the written consent of the other party and with the approval of the Board of the Funds including a majority of the Independent directors; and

WHEREAS, the intent of this Second Amendment is to update and reflect the addition of a Fund in the FMI Funds, Inc. series, in connection with the removal of FMI Common Stock Fund, Inc.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, all parties to the Amendment acknowledge, consent and agree to the following:

1.	Fund Removal. All references to FMI Common Stock Fund, Inc. in the Agreement and subsequent Schedule A are removed.

2.	Fund Inclusion. FMI Common Stock Fund, part of the FMI Funds, Inc. series, will be included on Schedule A.

3.
All Other Terms.  All parties agree to continue to be bound by the original terms and conditions of the Agreement.   Further, all rights and obligations established in the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

FMI COMMON STOCK FUND, INC.	RAFFERTY CAPITAL MARKETS, LLC
FMI FUNDS, INC.

By: ____________________________	By: ____________________________

Name:	Name:

Title:	Title:

SCHEDULE A

To the

DISTRIBUTION AGREEMENT

Between

FMI Funds, Inc. and Rafferty Capital Markets, LLC

(Amended _______ ___, 2013)

Pursuant to Section 1 of the distribution Agreement between FMI Funds, Inc. (“Fund”) and Rafferty Capital Markets, LLC (“RCM”), the Fund hereby appoint RCM as its agent to be the principal underwriter of the Fund with respect to its following series:

FMI Common Stock Fund	(______)

FMI Focus Fund	(FMIOX)

FMI Large Cap Fund	(FMIHX)

FMI International Fund	(FMIJX)